AMENDED INVESTMENT ADVISORY AGREEMENT

FAM VALUE FUND

THIS AMENDED INVESTMENT ADVISORY AGREEMENT, made by and between Fenimore Asset Management Trust (the “Trust), a Massachusetts business trust, and Fenimore Asset Management, Inc., (“FAM”), a New York corporation:

WITNESSETH:

WHEREAS, the Trust engages in the business of investing and reinvesting its assets and property in various stocks and securities; and

WHEREAS, FAM engages in the business of providing investment advisory services and is registered and licensed to engage in such business; and

WHEREAS, the Trust and FAM originally entered into an Investment Advisory Agreement dated as of October 22, 1986 (the “Initial Investment Advisory Agreement”); and

WHEREAS, the Trust and FAM wish to amend the Initial Investment Advisory Agreement as provided for herein solely for purposes of amending the compensation payable to FAM by the Trust in accordance with Section 2 herein;

NOW THEREFORE, in consideration of the mutual covenants herein contained, each of the parties hereto intending to be legally bound, it is agreed as follows:

First, The Trust hereby employs FAM for the period and on the terms as set forth in this Agreement, to render investment advisory services to its series fund known as “FAM VALUE FUND”, subject to the supervision and direction of the Board of Trustees of Fenimore Asset Management Trust. FAM hereby accepts such employment and agrees, during such period, to render the services and assume the obligations and be paid compensation, as set forth and agreed herein. FAM, its directors; officers, employees and agents shall, for all purposes herein, be deemed to be providing services as an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for, represent, or in any way be deemed an agent of the Trust.

Second, as compensation for services to be rendered to the Trust by FAM under the provisions of this Agreement, the Trust shall pay to FAM a fee equal in amount to 0.90% of the average daily assets of the FAM VALUE FUND series, calculated at the market closing each day and based upon the total market value of net assets, securities and cash held as of that time each day in the FAM VALUE FUND series, such fee to be accumulated and such accumulated amount to be due and payable to FAM at least once each calendar month sometime during that month as payment in full for managing FAM VALUE FUND assets for the prior month just ended.

Third, it is expressly understood and agreed that the services to be rendered by FAM to the Trust under the provisions of this Agreement are not to be deemed to be exclusive, and that FAM shall be free to render similar or different investment services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

Fourth, it is understood and agreed that trustees, directors, officers, employees, agents, and shareholders of the Trust may be interested in FAM as trustees, directors, officers, employees, agents and/or as shareholders, and that trustees, directors, officers, employees, agents and shareholders of FAM may be interested in the Trust in the same way, and that FAM itself as an entity may be interested in one or more fund series of the Trust as a shareholder. Specifically, it is understood and agreed that trustees, directors, officers, employees, agents and shareholders of FAM may continue as trustees, directors, officers, employees, agents and shareholders of the Trust; that FAM, its trustees, directors, officers, employees, agents and shareholders may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporations, associations, firms or individuals, and that FAM may render other services of any kind to any other investment company, corporation, association, firm, individual, or to any other fund series of the Trust or of any other registered investment company.

Fifth, it is agreed hereby between the parties to this agreement that all expenses incurred for normal operating costs of the FAM VALUE FUND series, except for brokerage commissions paid on sales and purchases or securities, fidelity bonding costs and charges made by the independent public accounting firm, shall be borne in full by FAM until such time as the total market value of all assets, cash and securities of the FAM VALUE FUND series shall reach or exceed one million dollars ($1,000,000). When this value is reached or exceeded, thereafter FAM or any of its affiliated businesses or companies shall be permitted hereunder to charge the Trust fees for services such as but not limited to: the cost of maintaining FAM VALUE FUND books, records and procedures; dealing with FAM VALUE FUND shareholders; the payment of FAM VALUE FUND dividends; transfers of FAM VALUE FUND shares; reports or notices mailed to FAM VALUE FUND shareholders; expenses of FAM VALUE FUND stockholders meetings; FAM VALUE FUND custodian fees; and all FAM VALUE FUND regulatory and registration fees; FAM VALUE FUND taxes; FAM VALUE FUND legal fees; FAM VALUE FUND officer remuneration; FAM VALUE FUND office expenses and postage; PROVIDED, that in no event shall remuneration or payments of any kind in respect to the operation and maintenance of FAM VALUE FUND to FAM, its affiliated companies or businesses or its interested trustees, directors, employees, officers or agents in one calendar year, be in an amount in excess of 2% of the average daily market value of the assets of the FAM VALUE FUND series. Trustees, officers, directors, employees and agents of FAM who are, or may in the future be, trustees, directors, officers, employees, agents or advisory board members of the Fund shall receive no compensation from the Trust for acting in such capacities for FAM VALUE FUND series or for any other fund series of the Trust, In the conduct of the respective businesses of the parties hereto and in the performance of this Agreement, the Trust and FAM may share common facilities and personnel common to each other and it is agreed hereunder that costs, as and when applicable and subject to the limitations herein provided, for shared facilities are to be shared fairly and equitably.

Sixth, it is agreed hereunder that FAM shall give the Trust and benefit of its best judgement and efforts in rendering these services, and the Trust agrees as an inducement to undertake these services that FAM Shall not be held liable hereunder for any mistake in judgement or any event whatsoever, provided that nothing herein shall be construed to remove legal remedies or to protect FAM against any liability to the Trust or to any FAM VALUE FUND shareholders for FAM’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of reckless disregard of its obligations hereunder.

Seventh, it is mutually agreed by the parties hereto that this Agreement shall continue in force and effect until and so long as the Board of Trustees and Shareholders of the Trust vote to keep it in force, it being understood and agreed that this Agreement or any other similar Agreement as amended, must be approved as required by law and by the provisions of the Investment Company Act of 1940. Such approval by1the Board of Trustees shall be by a majority of those holding office as a trustee of the FAM VALUE FUND at the time or in the event of a vote by shareholders, by a vote of those representing a majority of the voting shares of the FAM VALUE FUND outstanding.

Eighth, it shall be agreed that this Agreement may be terminated at any time upon 30 days written notice, without payment of any penalty, by a unanimous vote of the Fund’s Board of Trustees or by a vote of a majority of the outstanding voting shares of the FAM VALUE FUND series. This contract will automatically terminate in the event of its assignment (within the meaning of the Investment Company Act of 1940), which shall be deemed to include a transfer of control of FAM. Upon the termination of this Agreement, the obligations of the parties hereto shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination and except for the obligation of the Trust to pay to FAM the fee provided herein, prorated to the date of termination.

IN WITNESS WHEREOF, the parties hereto have caused this Amended Investment Advisory Agreement to be signed by their duly authorized trustees/officers this 1st day of January, 2016.

FENIMORE ASSET MANAGEMENT TRUST,

on behalf of FAM Value Fund

By:

Name:

Title:

FENIMORE ASSET MANAGEMENT, INC.

By:

Name:

Title: